UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14D-9

(Rule 14d-101)

SOLICITATION/RECOMMENDATION STATEMENT

UNDER SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

Dynavax Technologies Corporation

(Name of Subject Company)

Dynavax Technologies Corporation

(Name of Person(s) Filing Statement)

COMMON STOCK, PAR VALUE $0.001 PER SHARE

(Title of Class of Securities)

268158201

(CUSIP Number of Class of Securities)

Ryan Spencer

Chief Executive Officer

Dynavax Technologies Corporation

2100 Powell Street, Suite 720

Emeryville, California 94608

(510) 848-5100

With copies to:

Barbara L. Borden

Bill Roegge

Steven M. Przesmicki

Cooley LLP

10265 Science Center Drive

San Diego, California 92121

(858) 550-6000

(Name, address, and telephone numbers of person authorized to receive notices and communications on behalf of the persons filing statement)

☒	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

The information set forth under Items 1.01, 7.01 and 9.01 of the Current Report on Form 8-K filed by Dynavax Technologies Corporation on December 29, 2025 (including all exhibits attached thereto) is incorporated herein by reference.